EXHIBIT 6

TRANSACTIONS

Except as previously disclosed in the Schedule 13D, as amended, the following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons or on behalf of the Reporting Persons, inclusive of any transactions effected through 4:00 p.m., New York City time, on July 19, 2017. Except as otherwise noted below, all such transactions were purchases of securities effected in the open market, are reported at the daily weighted average purchase price, and the table includes commissions paid in per share prices.

NATURE OF TRANSACTION	DATE OF TRANSACTION	AMOUNT OF SECURITIES	PRICE PER SHARE / PREMIUM PER OPTION ($)
Purchase of Common Stock	07/06/2017	75,000	47.41
Purchase of Common Stock	07/07/2017	50,000	47.11
Purchase of Common Stock	07/10/2017	65,400	48.00
Purchase of Common Stock	07/11/2017	46,349	48.44
Purchase of Common Stock	07/12/2017	130,000	48.69
Purchase of Common Stock	07/13/2017	350,000	48.51
Purchase of Common Stock	07/14/2017	100,000	49.50
Purchase of Common Stock	07/17/2017	130,000	49.34
Purchase of Common Stock	07/18/2017	124,000	49.13
Purchase of Common Stock	07/19/2017	35,842	50.57